Exhibit 4.5

EXCHANGE AND REGISTRATION

RIGHTS AGREEMENT

Dated as of August 11, 2004

Exchange and Registration Rights Agreement

i	Exchange and Registration Rights Agreement

Table of Contents

(continued)

ii	Exchange and Registration Rights Agreement

EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

EXCHANGE AND REGISTRATION RIGHTS AGREEMENT, dated as of August 11, 2004, among American Seafoods Corporation, a Delaware corporation (the “Company”), American Seafoods Holdings, L.P., a Delaware limited partnership (“Holdings”), American Seafoods, L.P., a Delaware limited partnership (“ASLP”), and the parties listed on Annex I hereto who have delivered executed signature pages to this Agreement. Capitalized terms used herein are defined in Article V.

RECITALS:

A. ASLP and Holdings were formed to hold equity investments in fishing and seafood processing businesses and the Company was formed for the purpose of becoming the general partner of Holdings and offering its Income Deposit Securities to the public (such securities, “IDSs” and such offering, the “Offering”).

B. The existing equity holders of ASLP had agreed pursuant to the Old Securityholders Agreement that each would have the right to exchange ASLP interests for securities of a corporation such as the Company that sells equity interests to the public in an offering such as the Offering.

C. In connection with the Offering, the parties hereto wish to provide for (i) the issuance by the Company of warrants (the “Exchange Warrants”) to the limited partners of ASLP to permit them, at certain times and under certain conditions, following the first anniversary hereof to exchange their ASLP Units for IDSs, as contemplated and required by the Old Securityholders Agreement, and (ii) certain tag-along, first offer and registration rights in respect of the Class B common stock of the Company, par value $0.01 per share (the “Class B Common Stock”), and certain redemption rights of the Company with respect to the Class B Common Stock.

D. In connection with the Offering, ASLP has been converted into a form of liquidating trust, that is scheduled to dissolve on August 11, 2008, at which time the Exchange Warrants will expire and all remaining equity holders in ASLP will receive their pro rata shares of the Holdings Units and Holdings Notes previously held by ASLP. The parties hereto wish to provide for certain liquidity rights that may be applicable prior to the first anniversary of the Offering and following the Dissolution of ASLP, as well as to set forth certain rights and obligations with respect to the registration for issuance and resale of IDSs under the Securities Act.

Exchange and Registration Rights Agreement

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I

EXCHANGE WARRANTS; CLASS B COMMON STOCK

1.1 Issuance of Exchange Warrants. Immediately following the execution and delivery of this Agreement and in order to comply with the provisions of Section 5.2(c)(ii) of the Old Securityholders Agreement, the Company shall issue and grant Exchange Warrants to each limited partner of ASLP to acquire IDSs representing shares of Class A common stock of the Company, par value $0.01 per share (the “Class A Common Stock”), and the Company’s          % Notes due 2019 (the “IDS Notes”). The Exchange Warrants shall be substantially in the form of Exhibit A attached hereto. Upon the occurrence of any such exchange, the Company shall become a limited partner of ASLP in accordance with Section 8.2 of the ASLP Partnership Agreement.

1.2 Certain Redemptions of ASLP Units. The Company shall have the right to require ASLP to redeem any or all of the ASLP Units acquired by the Company pursuant to the exercise of any Exchange Warrant. The consideration for such redemption shall be comprised of (i) a number of Class A Holdings Units equal to the product of (x) the number of Class A Holdings Units held by ASLP immediately before the exercise of the Exchange Warrant, divided by the total number of ASLP Units then outstanding, and (y) the number of ASLP Units so exchanged, and (ii) Holdings Notes with a face amount equal to the aggregate face amount of IDS Notes issued pursuant to the pertinent exercise of the Exchange Warrant(s). Until the Dissolution of ASLP is complete, ASLP will indemnify and hold the Company harmless from any costs, expenses or other liabilities arising out of any such redemption.

1.3 Certain Rights in Respect of Class B Common Stock.

(a) Demand Registration Rights. Subject to Section 1.3(e):

(i) each holder of Class B Common Stock (each, a “Class B Holder”) shall have the right, during any Class B Registration Period, to request that the Company register all or a portion of such Class B Holder’s shares of Class B Common Stock; provided, that (A) such request is made to the Company in writing (a “Demand Notice”) at least 45 but not more than 150 days prior to such Class B Registration Period, and (B) such Demand Notice is irrevocable for at least 15 days following receipt thereof by the Company;

(ii) the Company shall use its reasonable best efforts: (A) to effect such registration request by preparing as soon as practicable and filing with the Commission a registration statement (a “Section 1.3(a) Demand Registration Statement”) with respect to the relevant shares of Class B Common Stock, on a form selected by the Company, (B) to make all required filings with the NASD, and (C) to cause such Section 1.3(a) Demand Registration Statement to become effective as soon as practicable;

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(iii) if, in connection with a registration pursuant to this Section 1.3(a), the managing underwriter of such registration (or, in the case of an offering which is not underwritten, a nationally recognized investment banking firm) shall advise the Company in writing (with a copy to each Person requesting registration of Class B Common Stock) that, in its opinion, the number of securities requested or otherwise proposed to be included in such registration exceeds the number which can be sold in such offering without materially and adversely affecting the offering price, the Company shall include in such registration, to the extent of the number which the Company is so advised can be sold in such offering without such material adverse effect, the Class B Common Stock of the Class B Holders requesting registration, on a pro rata basis (based on the number of shares of Class B Common Stock requested to be registered by each such Class B Holder); and

(iv) the Company shall pay all Registration Expenses in connection with any registration requested under this Section 1.3(a); provided, that each seller of Class B Common Stock shall pay all Registration Expenses to the extent required to be paid by such seller under applicable law.

(b) Piggyback Registration Rights.

(i) Registrations of Class B Common Stock. Subject to Section 1.3(e), if at any time Class B Common Stock is to be registered by the Company in satisfaction of a request made under Section 1.3(a) or otherwise, the Company shall promptly, but in any event within 10 days after receipt by the Company of a Demand Notice (or, if such registration is to be made other than pursuant to a request made under Section 1.3(a), within 10 days of the Company’s decision to register such Class B Common Stock), give written notice to each Class B Holder regarding such registration. Upon the written request of any such holder made within 15 days after the receipt of any such notice (which request shall specify the number of shares of Class B Common Stock intended to be registered or disposed of by such Class B Holder and the intended method or methods of disposition), the Company shall use its reasonable best efforts to effect the registration under the Securities Act of such Class B Common Stock on a pro rata basis in accordance with such intended method or methods of disposition, provided that:

(A) if at any time after giving written notice (pursuant to this Section 1.3(b)) of its intention to register Class B Common Stock, and prior to the effective date of the Registration Statement filed in connection with such

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registration, the Company shall determine for any reason not to register Class B Common Stock (including but not limited to an exercise by the Company of its rights under Section 1.3(e)), the Company shall give written notice of such determination to each Class B Holder, and thereupon the Company shall not be obligated to register such Class B Common Stock (but shall nevertheless pay the Registration Expenses in connection therewith), without prejudice to the rights of such Class B Holders under this Section 1.3; and

(B) if in connection with a registration pursuant to this Section 1.3(b), the managing underwriter of such registration (or, in the case of an offering that is not underwritten, a nationally recognized investment banking firm) shall advise the Company in writing (with a copy to each Class B Holder requesting registration under this Section 1.3) that the number of securities requested and otherwise proposed to be included in such registration exceeds the number which can be sold in such offering without materially and adversely affecting the offering price of such securities, then in the case of any registration pursuant to this Section 1.3(b), the Company shall reduce the amount of Class B Common Stock so included in such registration to the extent of the number which the Company is so advised can be sold in such offering without such material adverse effect, with such reduction to be effected pro rata in accordance with the number of shares of Class B Common Stock for which registration was so requested.

(ii) Registrations of IDSs or Class A Common Stock. If, at any time after there has been a sale of shares of Class B Common Stock under an effective Registration Statement pursuant to Section 1.3(a) or otherwise, the Company proposes to register any IDSs or Class A Common Stock for its own account, the account of any other Person or Persons or pursuant to Section 2.1 or 3.2 (other than pursuant to a registration on Form S-4 or S-8 or any successor form), then each Class B Holder shall have the right to participate in such registration in respect of all or a portion of its shares of Class B Common Stock, as set forth in Section 3.7.

(c) Right of First Offer. If at any time a Class B Holder proposes to sell Class B Common Stock in a transaction not registered under the Securities Act (any such Holder being referred to as an “Offeror” and the Class B Common Stock that the Offerer seeks to sell being referred to herein as the “Offered Securities”), then the Offeror shall comply with paragraphs (i) through (vi) below.

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(i) The Offeror shall give written notice to the Company and each of the holders of Class B Common Stock (“Offering Notice”) which Offering Notice shall (a) state that the Offeror desires to sell the Offered Securities and (b) indicate the minimum sale price (the “Offer Price”) for such Offered Securities and the other material terms of such proposed sale. Each Offering Notice shall constitute an irrevocable offer by the Offeror to the Company and Coastal to acquire the Offered Securities for cash, subject to the provisions of this Section 1.3(c).

(ii) The Company shall have the right (“Primary Right of First Offer”) to purchase from the Offeror a number of shares of Class B Common Stock equal to the number of Offered Securities at the Offer Price in cash exercisable by the delivery, within 20 days of receipt of the Offering Notice, to the Offeror of a notice (a “Buyer’s Notice”) stating (i) that the Company elects to purchase a number of shares of Class B Common Stock equal to the number of Offered Securities from the Offeror and the Tag-Along Sellers and (ii) that such election is irrevocable, subject only, if at all, to the consummation of a registered offering of IDSs effected to finance such purchase.

(iii) In the event the Company does not deliver a Buyer’s Notice within the 20-day period set forth above, Coastal shall have the right (“Secondary Right of First Offer”) to purchase a number of shares of Class B Common Stock equal to the number of Offered Securities at the Offer Price in cash exercisable by the delivery, within 30 days of receipt of the Offering Notice, to the Offeror of a Buyer’s Notice stating that (i) Coastal elects to purchase a number of shares of Class B Common Stock equal to the number of the Offered Securities from the Offeror and the Tag-Along Sellers and (ii) that such election is irrevocable. If the Company has delivered a Buyer’s Notice but is unable to complete the purchase of the Offered Shares within 60 days following the Offering Notice, Coastal may, within 10 days of the expiration of such 60-day period, exercise its Secondary Right of First Refusal by delivering to the Offeror a Buyer’s Notice in accordance with this Section 1.3(c).

(iv) Delivery of a Buyer’s Notice shall constitute a contract between the Offeror and the Company or Coastal, as applicable, for the sale and purchase of the Offered Securities at the Offer Price in cash and upon the other applicable terms and conditions set forth in the Offering Notice. Failure of the Company, or Coastal, as applicable, to provide a Buyer’s Notice within the applicable 20, 30, or 10-day periods set forth above shall constitute a waiver of the applicable right of first offer.

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(v) If neither the Company nor Coastal elects to exercise its rights under (ii) and (iii) above the Offeror may transfer a number of shares of Class B Common Stock equal to the number of Offered Securities to one or more persons at a price not lower than the Offer Price and on terms in all material respects no more favorable to the purchaser than those contained in the Offering Notice, subject to the rights of Tag-Along Sellers as set forth in Section 1.3(d) below to participate in such sale pursuant to a Tag-Along Participation Notice on the same terms and conditions.

(vi) The Closing of any purchase of the Offered Securities shall be held at the principal office of the Company as soon as practicable, but no later than 60 days following the Offering Notice (or 30 days following the delivery of a Buyer’s Notice in accordance with the last sentence of Section 1.3(c)(iii)). At the Closing, the Offeror and each Tag-Along Seller shall deliver such instruments, executed by it and in form reasonably satisfactory to Company or Coastal, or the other purchaser, as applicable, as shall be necessary to transfer, assign and convey the Offered Securities, free and clear of all liens or other encumbrances, to the Company or Coastal or the other purchaser, as applicable, against payment of the purchase price therefore. If the Closing with respect to any third party purchaser does not occur within the time periods described in this clause (vi), the Offeror shall not be entitled to sell the Offered Securities without first delivering another Offering Notice and complying with the provisions of this Section 1.3(c) and the other provisions set forth herein.

(d) Tag-Along Rights. Each Class B Holder other than the Offeror (each, a “Tag-Along Offeree”) shall be permitted to participate in sales described in Section 1.3(c), and the number of shares sold by the Offeror shall be commensurately reduced as follows:

(i) Participation Notice; Shares to be Sold. Each Tag-Along Offeree shall exercise its right to participate in a sale of Class B Common Stock by delivering to the Company, Coastal and the Offeror, no later than 15 days after receipt of the Offering Notice, a written notice (a “Tag-Along Participation Notice”) stating its election to do so and specifying the number of shares of Class B Common Stock proposed to be sold by it. Such Tag-Along Participation Notice must provide that it is irrevocable for at least 15 days following receipt thereof by the Company. Each Tag-Along Offeree shall have the right to sell in a sale subject to this Section 1.3(d) a number of shares of Class B Common Stock equal to the product obtained by multiplying (i) the number of Offered Securities by (ii) a fraction, the numerator of which is the number of shares of Class B Stock proposed for sale by such Tag-Along Offeree and the denominator of which is the total number of shares of Class B Common Stock proposed for sale by the Offeror and all Tag-Along Offerees who have delivered Tag-Along Participation Notices. The number of Offered Shares sold by the Offeror shall be reduced by the number of shares sold by participating Tag-Along Offerees.

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(ii) Cooperation. Each Tag-Along Offeree participating in a sale subject to this Section 1.3(d) (each, a “Tag-Along Seller”) shall fully cooperate with the Company, Coastal and the Offeror and shall take all necessary actions to effect such sale, including without limitation entering into agreements and delivering certificates and instruments, all consistent with agreements being entered into and certificates and instruments being delivered by the Offeror.

(iii) Consideration; Expenses. Each Tag-Along Seller participating in a sale pursuant to this Section 1.3(c) shall receive the same per-share consideration after deduction of such Tag-Along Seller’s proportionate share of the related expenses.

(iv) Non-Participation; Deadline for Completion of Sale. Failure by any Tag-Along Offeree to provide a Tag-Along Participation Notice within 15 days after receipt of the Offering Notice shall be deemed to constitute an election by such Tag-Along Offeree not to exercise its rights pursuant to this Section 1.3(d).

(v) Excepted Sales. Section 1.3(c) and Section 1.3(d) shall not apply to: (A) any sale or transfer of Class B Common Stock to a Principal Holder or a “Permitted Transferee” (as defined in the Amended Securityholders Agreement) of the transferor; (B) any sale of Class B Common Stock in a distribution to the public pursuant to a registered public offering; or (C) any pledge made pursuant to a bona fide loan transaction creating a mere security interest.

(e) Redemption Rights. The Company shall have the right to offer to redeem all but not less than all of the Class B Common Stock with respect to which any Class B Holders have submitted to the Company Demand Notices in connection with any Class B Registration Period (such Class B Common Stock, the “Eligible Stock”). The Company shall have 15 days after its receipt of a Demand Notice in which to deliver to each Class B Holder who has delivered a Demand Notice a written notice (the “Election Notice”) of the Company’s election to offer, or election not to offer, to redeem all the Eligible Stock pursuant to this Section 1.3(e). Any such offer by the Company shall be irrevocable, subject only, if at all, to the consummation of a registered offering of IDSs effected to finance such purchase. Any redemption under this Section 1.3(e) shall be effected and consideration therefor exchanged, on or about the date when the Eligible Stock would otherwise have been registered under Section 1.3(a). The redemption price for the Eligible Stock redeemed pursuant to this Section 1.3(e) shall be equal to the Fair Value therefor, as determined in accordance with Section 1.3(g). Any Class B Holder holding Eligible Stock may reject the Company’s offer of redemption in writing within 10 days of the receipt of an Election Notice, in which case such holder shall continue to hold such

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holder’s Class B Stock. If the Company is unable to consummate any such redemption within 60 days of the delivery of an Election Notice, the Company’s offer shall be deemed null and void, and the Class B Holders’ Demand Notices shall be reinstated (including those Demand Notices of holders who rejected the Company’s offer of redemption). Class B Holders shall have no further recourse against the Company for its failure to complete the redemption.

(f) Additional Company Redemption Right. The Company shall have the right to redeem all but not less than all of the outstanding shares of Class B Common Stock, provided that: (A) no Principal Holder owns more than 100,000 shares of Class B Common Stock, and (B) the total number of shares of Class B Common Stock the outstanding is less than 1,500,000. The redemption price for the Class B Common Stock redeemed pursuant to this Section 1.3(f) shall be equal to the Fair Value therefor, as determined in accordance with Section 1.3(g).

(g) Determination of Redemption and Purchase Price.

(i) Definitions. For purposes of Sections 1.3(e) and Section 1.3(f):

(A) “Fair Value” shall mean the fair market value for the Class B Common Stock to be redeemed or purchased, as the case may be, as determined by a Valuation Firm selected by the disinterested members of the Board; and

(B) “Valuation Firm” shall mean, in connection with a redemption pursuant to Section 1.3(e), an independent and nationally recognized investment banking firm, and in connection with a redemption pursuant to Section 1.3(f), an independent and nationally recognized investment banking, accounting, appraisal or valuation firm, in each case in the United States that has been selected by the disinterested members of the Board.

(ii) Factors. In determining the Fair Value of the shares of Class B Common Stock to be redeemed pursuant to Section 1.3(f), the Valuation Firm shall take into account the earnings and other financial and operating information of the Company, the future prospects of the Company and the industries in which it competes, the history and management of the Company, the general condition of the securities markets, the market value of the IDSs, and such other factors as such Valuation Firm deems appropriate. The Valuation Firm shall base the Fair Value of the shares of Class B Common Stock to be redeemed pursuant to Section 1.3(c) on its determination of the fully distributed value of the Class B shares assuming a public offering had been effected with respect thereto, less any underwriting commissions or demands that in the Valuation Firm’s judgment would have been charged in connection with such deemed offering.

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(iii) Assumptions. In addition, the Valuation Firm shall make the following assumptions in making its determination as to the Fair Value of the shares of Class B Common Stock to be redeemed or purchased, as the case may be: (A) that the transaction is made on an arms’-length basis between a willing buyer and a willing seller; (B) that no discount or premium will be attributed to such shares as a result of (1) such shares’ representing a minority interest in the Company or (2) the fact that another person may own a controlling interest in the Company; (C) that such shares are capable of being transferred without restriction; and (D) that such shares have the same voting rights as any other shares of Class B Common Stock.

(iv) Costs. The costs of the Valuation Firm shall be borne 50% by the Company and 50% by the other parties to such transaction on a pro rata basis (excluding any Class B Holders that have rejected the Company’s offer of redemption).

(v) Determination Binding. Absent manifest error, the determination of the Valuation Firm shall be final and binding on the parties.

(h) Limited Right to Exchange Class B Common Stock for Class A Common Stock.

(i) If the IDSs have automatically separated and the IDS Notes are no longer outstanding, then each Class B Holder shall have the right to exchange all but not less than all of such Class B Holder’s Class B Common Stock for Class A Common Stock at a rate of one share of Class A Common Stock for each share of Class B Common Stock, subject to adjustment for any stock splits, reverse stock splits, combinations or reclassifications.

(ii) Any exchange pursuant to this Section 1.3(h) may be effected: (a) prior to the Dissolution of ASLP, only during an Exercise Period; or (b) whether before or after the Dissolution of ASLP, pursuant to Section 3.2 or 3.7.

(iii) Any exchange pursuant to this Section 1.3(h) shall be deemed to have been effected immediately prior to the close of business on the later to occur of : (a) the second Business Day after the Registration Statement under which the Class A Common Stock to be issued in connection with such exchange is declared effective by the Commission; and (b) the twentieth Business Day following: (1) if such exchange will be effected consistent with Section 1.3(h)(ii)(a), the last day of the Exercise Period in which such exchange right is exercised, and (2) if Section 1.3(h)(ii)(a) is not applicable to such exchange but such exchange will be effected

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consistent with Section 1.3(h)(ii)(b), the last day holders may request under Section 3.7 to include Registrable Securities in such offering pursuant to Section 3.2 or 3.7.

(iv) At such time as such exchange is deemed to have been effected under Section 1.3(h)(iii), the Person or Persons in whose name or names the shares of Class A Common Stock are issuable shall be deemed to have become the holder or holders of record thereof.

1.4 Exchange and Redemption Conditions. The Company’s obligation to effect any Issuance Transaction shall be contingent upon the satisfaction (or waiver by the relevant third party or parties) of the following conditions (the “Exchange and Redemption Conditions”):

(a) if such Issuance Transaction requires the issuance of Additional Notes (as defined in the Indenture), such issuance of Additional Notes must be permitted under the Indenture;

(b) such Issuance Transaction must comply with all applicable laws, including without limitation securities laws, laws relating to the redemption of equity, and laws relating to the issuance of debt;

(c) any issuance by the Company of IDSs, Class A Common Stock or IDS Notes that is required by such Issuance Transaction must occur pursuant to an effective registration statement and no Suspension Period may then be in effect;

(d) such Issuance Transaction must not conflict with, or cause a default under, the Certificate of Incorporation or any material financing agreement of the Company or any of its subsidiaries; and

(e) the Company must have received at least 30 but no more than 60 days’ advance notice of such Issuance Transaction, provided, that such minimum advance notice period may be increased from time to time to the extent necessary, in the determination of the Board, to comply with the rules, regulations and protocols, as then in effect, of the Securities and Exchange Commission, the principal stock exchange on which the relevant securities of the Company are then listed or admitted to trading, the Depository Trust Company, or the transfer agent with respect to such securities.

1.5 Adjustment if IDS Notes Cease to Be Outstanding. Notwithstanding anything to the contrary in this Agreement or in any Exchange Warrant, if the IDSs have automatically separated and there are no outstanding IDS Notes, then the Board shall in good faith equitably adjust (a) the consideration to be received by an ASLP Holder upon

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the exercise of an Exchange Warrant, and (b) the consideration to be received (and the securities to be issued by the Company) in respect of the redemption of a Holder’s Class A Holdings Units (and Holdings Notes, if any) pursuant to Section 2.1(a)(ii), in each case such that the new consideration to be received will reasonably reflect the spirit and intent of this Agreement and, if applicable, of the Exchange Warrants. In carrying out any such equitable adjustment, the Board shall also in good faith make such equitable adjustments to the exchange and redemption procedures hereunder as are necessary, appropriate, and advisable.

ARTICLE II

CERTAIN REDEMPTIONS

2.1 Requested Registrations.

(a) Subject to the terms and conditions of this Agreement, in order to fund redemptions of ASLP Units and/or Holdings Notes and Class A Holdings Units, as applicable:

(i) each of the Principal Holders shall have the right, at any time after the six-month, but prior to the first, anniversary of the date hereof, to request that the Company register, issue and sell to the public such number of IDSs as is sufficient to permit ASLP to redeem from such Principal Holder all or a portion of the ASLP Units held by such Principal Holder as provided herein, provided, however, that the Company’s obligation to honor any such request shall be subject to the prior satisfaction (or waiver by the relevant third party or parties) of the Exchange and Redemption Conditions set forth in Section 1.4; and

(ii) each of the Principal Holders and each Holdings Unit Holder shall have the right, at certain times following the distribution by ASLP to its partners of Class A Holdings Units and Holdings Notes, to request that the Company register, issue and sell to the public such number of IDSs as is sufficient to permit Holdings to redeem from such Principal Holder or Holdings Unit Holder all or a portion of the Class A Holdings Units and Holdings Notes held by such holder as provided herein, provided, however, that the Company’s obligation to honor any such request shall be subject to the prior satisfaction (or waiver by the relevant third party or parties) of the Exchange and Redemption Conditions set forth in Section 1.4.

Upon any such request (which shall set forth the number of ASLP Units or Class A Holdings Units and Holdings Notes, as the case may be, the holder thereof would like redeemed in accordance with Section 2.4), the Company will promptly notify, in the case

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of a registration request under clause (i) above, ASLP and Holdings and, in the case of a registration request under clause (ii) above, Holdings, of such request. Following receipt of a request for a registration hereunder, the Company will, subject to Sections 2.2 and Section 2.6, use its reasonable best efforts to satisfy (or cause to be waived by the relevant third party or parties) the Exchange and Redemption Conditions, including to effect the prompt registration under the Securities Act and sale to the public of IDSs consisting of a number of shares of Class A Common Stock at least equal to the IDS Share Number and IDS Notes in an aggregate face amount at least equal to the IDS Note Number; provided that, each IDS issued, registered and sold hereunder shall (x) consist of the same number of shares of Class A Common Stock represented by each of the Company’s then outstanding IDSs; (y) consist of an IDS Note in a stated face amount equal to the stated principal amount of each other then outstanding IDS Note and (z) otherwise be identical in form to each IDS then outstanding. In no event will the Company issue fractional IDSs hereunder.

(b) For purposes of this Section 2.1, the “IDS Share Number” shall be calculated at any time as follows:

IDS Share Number = CS * K/A, where:

CS =	the number of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock outstanding immediately prior to the requests for registration under this Section 2.1 being effected.

K =	the number of Class A Holdings Units represented by the ASLP Units or the number of Class A Holdings Units, as the case may be, to be redeemed pursuant to Section 2.4. With respect to a registration requested to fund a redemption of ASLP Units, K is calculated by multiplying (i) the number of Class A Holdings Units held by ASLP immediately prior to the requested redemption by (ii) a fraction, the numerator of which is the number of ASLP Units to be redeemed, and the denominator of which is the total number of ASLP Units then outstanding. With respect to a registration requested to fund the redemption of Class A Holdings Units, K shall equal the number of Class A Holdings Units to be redeemed.

A =	the number of Class A Holdings Units and Class B Holdings Units Beneficially Owned by the Company immediately prior to the requests for registration under this Section 2.1 being effected.

(c) For purposes of this Section 2.1, the “IDS Note Number” shall be calculated at any time as follows:

IDS Note Number = N * L/C, where:

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N =	the aggregate face amount of IDS Notes outstanding immediately prior to the requests for registration under this Section 2.1 being effected.

L =	the aggregate face amount of Holdings Notes represented by the ASLP Units or the face amount of Holdings Notes, as the case may be, to be redeemed pursuant to Section 2.4. With respect to a registration requested to fund a redemption of ASLP Units, L is calculated by multiplying (i) the aggregate face amount of Holdings Notes held by ASLP immediately prior to the requested registration by (ii) a fraction, the numerator of which is the number of ASLP Units to be redeemed, and the denominator of which is the total number of ASLP Units then outstanding. With respect to a registration requested to fund the redemption of Holdings Notes, L shall equal the aggregate face amount of Holdings Notes to be redeemed.

C =	the aggregate face amount of Holdings Notes Beneficially Owned by the Company immediately prior to the requests for registration under this Section 2.1 being effected.

2.2 Limitations on Requested Registrations. Notwithstanding anything to the contrary in Section 2.1:

(a) Each Principal Holder may make no more than one request for registration under Section 2.1(a)(i). In addition, the aggregate Market Price of all IDSs, Class A Common Stock and IDS Notes (without duplication) to be offered pursuant to Section 2.1(a)(i) and Section 3.7 (in connection with an offering pursuant to Section 2.1(a)(i)) must exceed $15 million as of the date following the last day ASLP Holders may request that IDSs be included in such offering under Section 3.7 before the Company is obligated to honor any such request.

(b) Each Principal Holder may make no more than three requests for registration under Section 2.1(a)(ii), less the number of requests such Principal Holder has previously made for registration of such Principal Holder’s Registrable Securities under Section 3.2 below. In addition, the aggregate Market Price of all IDSs, Class A Common Stock and IDS Notes (without duplication) to be offered pursuant to Section 2.1(a)(ii) and Section 3.7 (in connection with an offering pursuant to Section 2.1(a)(ii)) must exceed $15 million as of the date following the last day Holdings Unit Holders may request that IDSs be included in such offering under Section 3.7 before the Company is obligated to honor any such request.

(c) Requests for registration under Section 2.1(a)(ii) by Holdings Unit Holders other than the Principal Holders may be made only during each of the following periods: (i) (x) September 10 through September 15 and (y) March 10 through March 15; provided that in the case of clause (x) the aggregate Market Price of all IDSs, Class A Common Stock and IDS Notes (without duplication) to be offered by the Company

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pursuant to Section 2.1(a)(ii) and Section 3.7 (in connection with an offering pursuant to Section 2.1(a)(ii)) as of the last day of the period set forth in clause (x) exceeds $10 million and that in the case of clause (y) there shall not have occurred another event in the eighteen months preceding such period that gave rise to the right of the holders to request a registration under Section 2.1(a)(ii) or under Section 3.7 (in connection with an offer pursuant to Section 2.1(a)(ii)) or gave rise to the right of ASLP Holders to exercise Exchange Warrants; (ii) the five Business Days preceding the date or expected date of any (x) Significant Transaction, or (y) any voluntary or involuntary dissolution, liquidation or winding-up of the Company; and (iii) the five Business Days preceding the expected date of the consummation of any registered or underwritten offering as determined in advance in good faith by the Company.

2.3 Expenses. The Company shall pay all Registration Expenses in connection with any offering of IDSs pursuant to Section 2.1.

2.4 Redemptions.

(a) Upon the completion of any issuance of IDSs pursuant to Section 2.1 or otherwise (except in connection with the issuance of IDSs to the extent used to fund redemptions of Class B Common Stock pursuant to Section 1.3(d) or 1.3(e)), the Company will use all of the net cash proceeds of such offering (net of any Registration Expenses) to purchase Class A Holdings Units and Holdings Notes. The number of Class A Holdings Units to be purchased in such subscription shall be equal to the product of (i) the aggregate amount of Class A Holdings Units Beneficially Owned by the Company prior to such IDS offering and (ii) a fraction, the numerator of which is the number of IDSs sold in such offering and the denominator of which is the aggregate number of IDSs outstanding immediately prior to such offering. The aggregate principal amount of Holdings Notes to be issued in such subscription shall equal the aggregate stated principal amount of IDS Notes issued in each IDS offering completed pursuant to Section 2.1.

(b) Holdings will use the proceeds it receives from the issuance of Class A Holdings Units and Holdings Notes to the Company (less any proceeds raised for other corporate purposes) to redeem the Class A Holdings Units and Holdings Notes held by, in the case of a registration request under Section 2.1(a)(i), ASLP, and in the case of a registration request under Section 2.1(a)(ii), the Principal Holders and the Holdings Unit Holders requesting redemption. A number of Class A Holdings Units equal to the number of shares of Class A Common Stock sold in the IDS offering (less those shares sold to raise funds for other corporate purposes) will be redeemed and a principal amount of Holdings Notes equal to the principal amount of IDS Notes sold in the IDS offering (less that amount sold to raise funds for other corporate purposes) will be redeemed. In the event of an IDSs issuance under Section 2.1(a)(ii), each Holdings Unit Holder requesting a registration to fund a redemption will sell to Holdings, Holdings Notes and

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Class A Holdings Units and receive redemption proceeds in exchange therefor on a pro rata basis with all other Holdings Unit Holders that requested an IDSs registration under Section 2.1(a)(ii) and Section 3.7 (in connection with an offer pursuant to Section 2.1(a)(ii)) and that submitted Class A Holdings Units and Holdings Notes for redemption, based on the amount of such Class A Holdings Units and Holdings Notes submitted for redemption and the amount of IDSs sold in such issuance.

(c) In the event of an issuance of IDSs requested under Section 2.1(a)(i), ASLP will use the proceeds it receives from the redemption of its Class A Holdings Units and Holdings Notes under Section 2.4(b) to redeem on a pro rata basis ASLP Units from the ASLP Holders requesting the IDS registration to fund such redemption, based on the number of ASLP Units requested to be redeemed by each such ASLP Holder. If the Company issues and sells in the offering requested under Section 2.1(a)(i) shares of Class A Common Stock at least equal to the IDS Share Number and IDS Notes with an aggregate face amount at least equal to the IDS Note Number, the price per ASLP Unit to be paid in any such redemption shall equal the net cash proceeds received by ASLP from the redemption of its Class A Holdings Units and Holdings Notes divided by the number of ASLP Units requested to be redeemed prior to the IDS offering. In the event the Company issues and sells in such offering a lesser number of shares of Class A Common Stock and IDS Notes with a lesser aggregate face amount, ASLP will redeem such lesser number of ASLP Units corresponding to the number of IDSs successfully issued and sold.

2.5 [Reserved.].

2.6 Priorities in Registrations. If, in connection with a registration pursuant to Section 2.1, the managing underwriter of such registration (or, in the case of an offering which is not underwritten, a nationally recognized investment banking firm) shall advise the Company in writing (with a copy to each Person requesting registration of IDSs to fund a redemption under Section 2.4, to each Person requesting registration of Registrable Securities, and to each Person requesting registration of Class B Common Stock pursuant to Sections 1.3(b) and 3.7, in each case without duplication) that, in its opinion, the number of securities requested or otherwise proposed to be included in such registration exceeds the number which can be sold in such offering without materially and adversely affecting the offering price, the Company shall include in such registration, to the extent of the number which the Company is so advised can be sold in such offering without such material adverse effect: first, the number of IDSs (x) necessary to fund the redemption of Class A Holdings Units and Holdings Notes or ASLP Units, as the case may be, from Principal Holders and/or Holdings Unit Holders, (y) requested to be included in such registration by other Persons (other than Class B Holders in respect of Class B Common Stock) and (z) proposed by the Company to be included in such registration (for the Company’s own account, or to fund redemptions pursuant to Article II, or to the extent necessary to fund redemptions of Class B Common Stock pursuant to

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Section 1.3(d) or 1.3(e)), reduced on a pro rata basis, based on the number of IDSs proposed to be included under each category listed above; and second, the Class B Common Stock requested to be included in such registration by Class B Holders pursuant to Section 1.3(b) and 3.7, on a pro rata basis based on the number of shares of Class B Common Stock so requested to be included by each such Class B Holder. Notwithstanding the foregoing, any requesting Principal Holder may withdraw such Principal Holder’s request for redemption upon learning of such required proration, in which case no IDSs will be included in such offering to fund the redemption of any of such Principal Holder’s Class A Holdings Units and Holdings Notes or ASLP Units, as the case may be, and, if the proration resulting in such withdrawal would result in a reduction of 30% or more of the IDSs that would otherwise be issued to fund the redemption of the Class A Holdings Units and Holdings Notes or ASLP Units, as the case may be, for which such Principal Holder initially requested redemption, such Principal Holder will be deemed not to have used one of its requests for registration provided for in clauses (a) or (b) of Section 2.2.

2.7 Certain Call Rights. Following the Dissolution of ASLP, in the event at any time the aggregate Market Price of the then outstanding Class A Holdings Units and Holdings Notes held by Holdings Unit Holders other than the Principal Holders is less than $10 million, the Company may require Holdings to redeem such outstanding Class A Holdings Units and Holdings Notes held by such Holdings Unit Holders (other than from the Principal Holders). Such redemptions shall be effected pursuant to the terms of the Holdings Partnership Agreement.

ARTICLE III

REGISTRATION RIGHTS

3.1 Shelf Registration. The Company shall:

(a) not later than the first anniversary of the date hereof, cause to be filed a registration statement on Form S-3 (or any comparable or successor form) pursuant to Rule 415 under the Securities Act, or if the Company is ineligible to use Form S-3, on another appropriate form (the “Shelf Registration Statement”), which Shelf Registration Statement shall provide for the issuance by the Company and resales by ASLP Holders of all outstanding Registrable Securities and all Registrable Securities issuable pursuant to Section 1.3(h) or pursuant to the exercise of outstanding Exchange Warrants, in each case held by ASLP Holders or others that have provided the information required pursuant to the terms of Section 4.2 hereof;

(b) use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective by the Commission as promptly as practicable after the first anniversary of the date hereof (the “Effectiveness Target Date”);

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(c) use its reasonable best efforts to keep the Shelf Registration Statement continuously effective, supplemented and amended as required by the provisions of Section 4.1(b) hereof to the extent necessary to ensure that (x) it is available for resales by the ASLP Holders of Registrable Securities entitled to the benefit of this Agreement and (y) conforms with the requirements of this Agreement and the Securities Act and the rules and regulations of the Commission promulgated thereunder as announced from time to time, for a period (the “Effectiveness Period”) that will terminate upon the first to occur of: (1) all Registrable Securities and Exchange Warrants have ceased to be outstanding (whether as a result of redemption, repurchase and cancellation, conversion or otherwise), (2) all Registrable Securities registered under the Shelf Registration Statement have been issued and resold, and (3) the Dissolution of ASLP; and

(d) if for any reason during the Effectiveness Period the Company becomes ineligible to use the form on which an existing Shelf Registration Statement has been filed and declared effective, use its reasonable best efforts to file another shelf registration statement on an appropriate form for which the Company is eligible and cause such additional registration statement to be declared effective by the Commission as promptly as practicable. Such additional registration statement shall be deemed to be a “Shelf Registration Statement” subject as appropriate to the provisions hereof.

3.2 Requests by the Principal Holders. At any time after the first anniversary of the date hereof, the Principal Holders shall each have the right, subject to Section 4.5(a), to request that the Company effect the registration under the Securities Act of all or a portion of the Registrable Securities owned by, or issuable to (pursuant to Section 1.3(h) hereof or an exercisable Exchange Warrant), such Principal Holder, each such request to specify the intended method or methods of disposition thereof; provided that (i) each Principal Holder may make no more than three requests for registration (plus one additional request if such additional request is solely for the resale of previously issued Registrable Securities), and (ii) the aggregate Market Price of all Registrable Securities of the Principal Holders and all other holders requesting registration of Registrable Securities under Section 3.7 hereof to be registered under the Securities Act in such offering exceeds $10 million as of the date following the last day holders may request to include Registrable Securities in such offering under Section 3.7. Upon any such request, the Company will promptly, but in any event within 10 days, give written notice of such request to holders of Registrable Securities, holders of Exchange Warrants, and Class B Holders, and thereupon the Company will, subject to Section 3.6, use its reasonable best efforts to effect the prompt registration under the Securities Act of:

(a) the Registrable Securities which the Company has been so requested to register by the requesting Principal Holders, and

(b) all other Registrable Securities which the Company has been requested to register by the ASLP Holders or Holdings Unit Holders by written

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request given to the Company by such ASLP Holders or Holdings Unit Holders within 15 days after the giving of such written notice by the Company to such ASLP Holders or Holdings Unit Holders, all to the extent required to permit the disposition of the Registrable Securities so to be registered in accordance with the intended method or methods of disposition of the requesting Principal Holders. If a Principal Holder requests registration of Registrable Securities pursuant to this Section 3.2, any other Principal Holder that desires to participate in such registration may do so pursuant to either Section 3.7 hereof or by using one of its requests for registration provided in this Section 3.2, in which case such Principal Holder shall be treated as a requesting Principal Holder for all purposes hereof.

3.3 Exceptions Where Shelf Registration Statement Is Effective. Notwithstanding the provisions of Section 3.2, in the event that a Shelf Registration Statement is effective when a Principal Holder makes a request for registration under Section 3.2, the Company shall not be required to separately register any Registrable Securities, and such request shall be deemed to be a request that the Company cooperate in effecting an underwritten offering of the Registrable Securities pursuant to the Shelf Registration Statement. Upon such request, the Company shall cooperate in such underwriting in accordance with the provisions of this Agreement. Any such request shall count against the number of such requests permitted to be made by such Principal Holder pursuant to Section 3.2.

3.4 Registration Statement Form. A registration requested pursuant to Section 3.2 shall be effected by the filing of a registration statement on a form selected by the Company and agreed to by the requesting Principal Holder or Holders (such registration statement, a “Section 3.2 Demand Registration Statement”). The Company shall prepare, and as soon as practicable, but in any event within 60 days following a request made pursuant to Section 3.2, file with the Commission, a Section 3.2 Demand Registration Statement with respect to such Registrable Securities (both with respect to their initial issuance to Principal Holders and any ASLP Holders or Holdings Unit Holders, if required, and to their resales), make all required filings with the NASD and use its reasonable best efforts to cause such Section 3.2 Demand Registration Statement to become effective as soon as practicable.

3.5 Expenses. The Company shall pay all Registration Expenses in connection with any registration requested under Section 3.2; provided that each seller of Registrable Securities shall pay all Registration Expenses to the extent required to be paid by such seller under applicable law and all underwriting discounts and commissions and transfer taxes, if any.

3.6 Priority in Demand Registrations. If in connection with a registration pursuant to Section 3.2, the managing underwriter of such registration (or, in the case of

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an offering which is not underwritten, a nationally recognized investment banking firm) shall advise the Company in writing (with a copy to each Person requesting registration of Registrable Securities or Class B Common Stock) that, in its opinion, the number of securities requested or otherwise proposed to be included in such registration exceeds the number which can be sold in such offering without materially and adversely affecting the offering price, the Company shall include in such registration, to the extent of the number which the Company is so advised can be sold in such offering without such material adverse effect: first, the Registrable Securities (other than Class B Common Stock) (x) of the Principal Holders requesting registration, (y) requested to be included in such registration by other Persons and (z) proposed by the Company to be included in such registration (for the Company’s own account, or to fund a redemption pursuant to Article II, or to the extent necessary to fund redemptions of Class B Common Stock pursuant to Section 1.3(e) or 1.3(f)), in such amounts and proportions as the Company may determine, reduced on a pro rata basis based on the number of Registrable Securities proposed to be included under each category listed above; and second, the Class B Common Stock requested to be included in such registration by Class B Holders pursuant to Section 1.3(b) and 3.7, on a pro rata basis based on the number of shares of Class B Common Stock so requested to be included by each such Class B Holder. Notwithstanding the foregoing, any requesting Principal Holder may withdraw such holder’s request for registration upon learning of such required proration, in which case none of such Principal Holder’s Registrable Securities will be included in such registration or offering, and, if the proration resulting in such withdrawal would result in a reduction of 30% or more of the Registrable Securities that such Principal Holder initially requested be included in the Section 3.2 Demand Registration Statement, such Principal Holder will be deemed not to have used one of its requests for registration provided for in Section 3.2.

3.7 Incidental Registrations. If the Company at any time proposes to register any IDSs, Class A Common Stock, or Class C Common Stock under the Securities Act for its own account, the account of any other Person or Persons or pursuant to Section 2.1 or 3.2 hereof (other than pursuant to a registration on Form S-4 or S-8 or any successor form), then the Company shall promptly, but in any event within 10 days of its decision to register securities, give written notice to all ASLP Holders, Holdings Unit Holders, Class B Holders (subject to Section 1.3(g)(ii)), and holders of Registrable Securities, regarding such proposed registration (but without duplication of any notice given under Section 2.1 or 3.2). Upon the written request of any such ASLP Holder, Holdings Unit Holder, Class B Holder (subject to Section 1.3(g)(ii)) or other such holder made within 15 days after the receipt of any such notice (which request shall specify (x) the number of Registrable Securities and/or shares of Class B Common Stock intended to be issued to or disposed of by such ASLP Holder, Holdings Unit Holder, Class B Holder or other such holder and the intended method or methods of disposition thereof, and/or (y) the number of IDSs sufficient to permit Holdings or ASLP, as the case may be, to redeem from such Holdings Unit Holder or ASLP Holder all or a specified portion of the Class A Holdings

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Units and Holdings Notes or ASLP Units held by such holder as provided herein), the Company shall use its reasonable best efforts to effect the registration under the Securities Act (both with respect to their initial issuance to holders, if required, and to their resales) of such Registrable Securities and/or Class B Common Stock on a pro rata basis in accordance with such intended method or methods of disposition, provided that:

(a) if, at any time after giving written notice (pursuant to this Section 3.7) of its intention to register IDSs, Class A Common Stock, or Class C Common Stock and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register IDSs, Class A Common Stock, or Class C Common Stock, the Company shall give written notice of such determination to each ASLP Holder, Holdings Unit Holder, Class B Holder, and holder of Registrable Securities, and, thereupon, shall not be obligated to register, in connection with such registration, any Registrable Securities and/or Class B Common Stock of the type that the Company has determined not to register (but shall nevertheless pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of such ASLP Holders, Holdings Unit Holders and other holders that a registration be effected under, or as to the number of registrations to be effected under, Section 2.1 or 3.2;

(b) if in connection with a registration pursuant to this Section 3.7, the managing underwriter of such registration (or, in the case of an offering that is not underwritten, a nationally recognized investment banking firm) shall advise the Company in writing (with a copy to each holder requesting registration of Registrable Securities and/or Class B Common Stock, and each ASLP Holder and Holdings Unit Holder requesting registration of IDSs in connection with a redemption pursuant to Article II) that the number of securities requested and otherwise proposed to be included in such registration exceeds the number which can be sold in such offering without materially and adversely affecting the offering price of the securities being sold in such registration, then in the case of any registration pursuant to this Section 3.7, the Company shall include in such registration to the extent of the number which the Company is so advised can be sold in such offering without such material adverse effect:

(1) if the registration is a primary registration on behalf of the Company (other than pursuant to Section 2.1 or in connection with the issuance of IDSs to the extent used to fund redemptions of Class B Common Stock pursuant to Section 1.3), first, the securities proposed to be included by the Company, second, the Registrable Securities requested to be included in such registration by the ASLP Holders, Holdings Unit Holders, and holders of

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Registrable Securities, and (other than as provided in clause “third” of this Section 3.7(b)(1)) any securities proposed to be registered by another Person or Persons, each pro rata in accordance with the number of Registrable Securities so requested to be included and the number of securities proposed to be registered by any other Person or Persons, and third, any Class B Common Stock proposed to be registered by Class B Holders, on a pro rata basis based on the number of shares of Class B Common Stock so requested to be included by each such Class B Holder;

(2) if the registration is a secondary registration on behalf of a Person or Persons other than an ASLP Holder, a Holdings Unit Holder, a Class B Holder, or a holder of Registrable Securities, first, the securities proposed to be registered by such other Person or Persons, second, the Registrable Securities requested to be included in such registration by such ASLP Holder, Holdings Unit Holder or other such holder of Registrable Securities, on a pro rata basis based on the number of Registrable Securities so requested to be included by each such holder, and third, any Class B Common Stock, proposed to be registered by Class B Holders, on a pro rata basis based on the number of shares of Class B Common Stock so requested to be included by each such Class B Holder; and

(3) if the registration is made pursuant to Section 2.1, in accordance with Section 2.6, and if the registration is made pursuant to Section 3.2, in accordance with Section 3.6; and

(c) in addition to the foregoing, in the event the Company proposes to register Class A Common Stock or Class C Common Stock alone, the Company shall use its reasonable best efforts to include in such registration IDSs or IDS Notes to be issued to the requesting holders as provided in this Section 3.7 but the managing underwriter of such registration may exclude such IDSs or IDS Notes from the sale of Class A Common Stock or Class C Common Stock to the public.

The Company shall pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 3.7 and each registration of Class B Common Stock requested pursuant to Section 1.3(b)(ii) and this Section 3.7; provided that each seller of Registrable Securities or Class B Common Stock, as the case may be, shall pay all Registration Expenses to the extent required to be

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paid by such seller under applicable law and all underwriting discounts and commissions and transfer taxes, if any. No registration effected under this Section 3.7 shall relieve the Company from its obligation to effect registrations under Section 1.3, 2.1 or 3.2. Nothing in this Section 3.7 shall create additional piggyback rights for holders of Class B Common Stock beyond those set forth in Section 1.3(b).

ARTICLE IV

REGISTRATION PROCEDURES, ETC.

4.1 Registration Procedures. In connection with any Registration Statement and any prospectus included therein required to permit the issuance or resale of Registrable Securities and/or Class B Common Stock, or whenever the Company is required to use its reasonable best efforts to effect the registration under the Securities Act of any IDSs pursuant to Section 2.1, any Class B Common Stock pursuant to Section 1.3 or 3.7, or any Registrable Securities pursuant to Section 3.2 or 3.7, the Company shall promptly:

(a) Subject to any Suspension Notice from the Company in accordance with this Section 4.1(a), use its reasonable best efforts to keep the Shelf Registration Statement continuously effective during the Effectiveness Period. Subject to the following sentence, upon the occurrence of any event that would (i) constitute a Material Disclosure Event or (ii) cause any Registration Statement or the prospectus contained therein not to be effective and usable for resale of Registrable Securities or Class B Common Stock (except, in the case of the Shelf Registration Statement, at any time after the expiration of the Effectiveness Period), the Company shall take action as appropriate under Section 4.1(k) hereof, in the case of clause (i), correcting any such misstatement or omission, and, in the case of either clause (i) or (ii), use its reasonable best efforts to cause any such amendment to be declared effective and the Registration Statement and the related prospectus to become usable for their intended purposes as soon as practicable thereafter. Notwithstanding the foregoing, the Company may, by written notice to the holders (each a “Suspension Notice”), suspend the effectiveness of any Registration Statement for a period not to exceed an aggregate of 45 days in any 90-day period (each such period, a “Suspension Period”) if:

(x) an event occurs and is continuing that in the reasonable judgment of the Company would constitute a Material Disclosure Event; and

(y) in the good faith judgment of the disinterested members of the Board, the disclosure of such event at such time would or is likely to adversely affect the Company;

provided that in the event the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the

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Company’s ability to consummate such transaction, the Company may extend a Suspension Period from 45 days to 60 days; provided further, however, that Suspension Periods shall not exceed an aggregate of 180 days in any 360-day period.

(b) (i) Prepare and file with the Commission such amendments, including post-effective amendments and supplements to the Registration Statement as may be necessary to keep the Shelf Registration Statement effective during the Effectiveness Period and any Demand Registration Statement continuously effective as to the applicable Registrable Securities and/or Class B Common Stock until the Selling Holder or Holders have completed the distribution described in such Demand Registration Statement, as the case may be; (ii) cause the related prospectus to be amended or supplemented by any required prospectus supplement (including, among other things, as a result of any change or changes after the effective date of Registration Statement in the plan of distribution contemplated by the Selling Holders), and as so supplemented or amended to be filed pursuant to Rule 424 promulgated under the Securities Act (or any similar provisions then in force); (iii) respond as promptly as possible to any comments received from the Commission with respect to each Registration Statement or any amendment thereto and as promptly as possible provide the Selling Holders true and complete copies of all correspondence from and to the Commission relating to any Registration Statement, provided, however, that any information for which the Company requests confidential treatment from the Commission shall be kept confidential by the Selling Holders, unless (w) disclosure of such information is required by court or administrative order or is necessary to respond to inquiries of regulatory authorities; (x) disclosure of such information, in the opinion of counsel to such Selling Holders, is required by law; (y) such information becomes generally available to the public other than as a result of a disclosure or negligent failure to safeguard by such Selling Holders; or (z) such information becomes available to such Selling Holders from a source other than the Company and such source is not known by such Selling Holders to be bound by a confidentiality agreement with the Company or ASLP; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities and Class B Common Stock covered by each Registration Statement in accordance with the intended methods of disposition by the Selling Holders as set forth in the Registration Statement as so amended or in such prospectus as so supplemented;

(c) (i) Furnish to the Selling Holders, their counsel and any managing underwriters, at least five Business Days before filing with the Commission copies of all such documents proposed to be filed, which documents (other than those incorporated by reference) will be subject to the review of such Selling Holders, their counsel and such managing underwriters, and (ii) cause its officers and directors, counsel and independent certified public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of respective counsel to such Selling Holders and such underwriters, to conduct a reasonable due diligence investigation within the meaning of the Securities

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Act, provided that the Company shall not file any Registration Statement or any amendment or post-effective amendment or supplement to such Registration Statement or related prospectus to which such counsel shall have reasonably objected on the grounds that such Registration Statement, amendment, supplement, or prospectus does not comply (explaining why) in all material respects with the requirements of the Securities Act or in all material respects with the requirements of the Securities Act or of the rules or regulations thereunder;

(d) Notify, and provide copies of all related written or electronic communications with the Commission to, the Selling Holders, their counsel and any managing underwriters as promptly as possible (and in the case of clause (i), below, at least five Business Days prior to such filing; and in the case of clause (vii) below, subject to any reasonable confidentiality restrictions on use):

(i) when a prospectus or any prospectus supplement or post-effective amendment to a Registration Statement is proposed to be filed;

(ii) when the Commission notifies the Company whether there will be a “review” of a Registration Statement and whenever the Commission comments in writing on such Registration Statement;

(iii) with respect to each Registration Statement or any post-effective amendment, when the same has become effective;

(iv) of any request by the Commission or any other Federal or state governmental authority for amendments or supplements to each Registration Statement or related prospectus or for additional information;

(v) of the issuance by the Commission of any stop order suspending the effectiveness of each Registration Statement covering any or all of the Registrable Securities and/or Class B Common Stock or the initiation of any proceedings for that purpose;

(vi) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities or Class B Common Stock for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and

(vii) of the occurrence of any event (each a “Material Disclosure Event”) that makes any statement made in any Registration Statement or prospectus included therein or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, prospectus or other documents so that, in the case of the Registration Statement or the prospectus, as the case may

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be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) Use its reasonable best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (x) any order suspending the effectiveness of any Registration Statement or (y) any suspension of the qualification (or exemption from qualification) of any IDSs or any of the Registrable Securities or Class B Common Stock for sale in any jurisdiction, at the earliest practicable moment;

(f) If requested by any managing underwriter of IDSs to be issued and sold pursuant to Section 2.1, or Registrable Securities or Class B Common Stock to be sold in connection with an underwritten offering, (x) promptly incorporate in a prospectus supplement or post-effective amendment to the Registration Statement such information as the Company reasonably agrees should be included therein and (y) make all required filings of such prospectus supplement or such post-effective amendment as soon as practicable after the Company has received notification of the matters to be incorporated in such prospectus supplement or post-effective amendment; provided, however, that the Company shall not be required to take any action pursuant to this Section 4.1(f) that would, in the opinion of counsel for the Company violate applicable law or not be required to be taken by applicable securities laws and be detrimental to the business prospects of the Company;

(g) Furnish to each Selling Holder, its counsel and any managing underwriters, without charge, at least one conformed copy of each Registration Statement (including without limitation the Shelf Registration Statement) and each amendment thereto, including without limitation financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits to the extent requested by such Person (including without limitation those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission;

(h) Promptly deliver to each Selling Holder, its counsel, and any underwriters, without charge, as many copies of the prospectus or prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request;

(i) Use its reasonable best efforts to register or qualify or cooperate with the Selling Holders, any underwriters and their counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities and/or Class B Common Stock for offer and sale under the securities or blue sky laws of such jurisdictions within the United States as any Selling Holder or

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underwriter requests in writing, to keep each such registration or qualification (or exemption therefrom) effective until the Selling Holder or Holders have completed the distribution of such Registrable Securities and/or Class B Common Stock and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities and/or Class B Common Stock covered by a Registration Statement; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject or subject the Company to any material tax in any such jurisdiction where it is not then so subject;

(j) Cooperate with the Selling Holders and any managing underwriters to facilitate the timely preparation and delivery of certificates representing Registrable Securities and/or Class B Common Stock to be sold pursuant to a Registration Statement, which certificates shall be free, to the extent permitted by applicable law, of all restrictive legends, and to enable such Registrable Securities and/or Class B Common Stock to be in such denominations and registered in such names as any such managing underwriters or Selling Holders may request at least two Business Days prior to any sale of Registrable Securities and/or Class B Common Stock pursuant to such Registration Statement;

(k) Upon the occurrence of any Material Disclosure Event, as promptly as reasonably practicable and subject to the provisions of this Section 4.1, as appropriate prepare a supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file a report with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, and as appropriate file such supplement and any other document required to be filed in connection therewith so that, as thereafter delivered, neither the Registration Statement nor such prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(l) Use its reasonable best efforts to cause all IDSs and Registrable Securities relating to each Registration Statement to be listed on the securities exchange, quotation market or over-the-counter bulletin board on which similar securities issued by the Company are then listed or quoted, provided that the Company shall not be required to list or quote any IDSs or Registrable Securities on any exchange or quotation system in Canada or otherwise outside the United States;

(m) Enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other actions in connection therewith (including those reasonably requested by any managing underwriters in order to expedite or facilitate the disposition of such IDSs, Registrable Securities, and/or Class B Common Stock, and whether or not an underwriting agreement is entered into) to:

(i) make such representations and warranties to such Selling Holders and such underwriters as are customarily made by issuers to underwriters in underwritten public offerings, and confirm the same if and when requested;

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(ii) in the case of an underwritten offering, obtain and deliver copies thereof to the managing underwriters, if any, of opinions of counsel to the Company and updates thereof addressed to each such underwriter, in form, scope and substance reasonably satisfactory to any such managing underwriters and counsel to the Selling Holders covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such counsel and underwriters;

(iii) immediately prior to the effectiveness of each Demand Registration Statement, and, in the case of an underwritten offering, at the time of delivery of any Registrable Securities and/or Class B Common Stock sold pursuant thereto, obtain and deliver copies to the Selling Holders and the managing underwriters, if any, of “comfort” letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any Affiliate of the Company or of any business acquired by the Company for which financial statements and financial data is, or is required to be, included in any such Registration Statement), addressed to each Selling Holder and each of the underwriters, if any, in form and substance as are customary in connection with underwritten offerings; and

(iv) deliver such documents and certificates as may be reasonably requested by the Selling Holders, their counsel and any managing underwriters to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company;

(n) Comply in all material respects with all applicable rules and regulations of the Commission and make generally available to its security holders an earnings statement covering a period of twelve months beginning within three months after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(o) Make available executive officers of the Company for participation in a reasonable number of “road show” and other investor presentations requested by the Selling Holders in an underwritten offering;

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(p) Make available for inspection by the Selling Holders, any representative of such Selling Holders, any underwriter participating in any disposition of Registrable Securities and/or Class B Common Stock, and any attorney or accountant retained by such Selling Holder or underwriters, at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and cause the officers, directors, agents and employees of the Company and its subsidiaries to supply all information in each case reasonably requested by any such Selling Holder, representative, underwriter, attorney or accountant in connection with each Registration Statement; provided, however, that any information that is determined in good faith by the Company in writing to be of a confidential nature at the time of delivery of such information shall be kept confidential by such Persons, unless (i) disclosure of such information is required by court or administrative order or is necessary to respond to inquiries of regulatory authorities; (ii) disclosure of such information, in the opinion of counsel to such Person, is required by law; (iii) such information becomes generally available to the public other than as a result of a disclosure or negligent failure to safeguard by such Person; or (iv) such information becomes available to such Person from a source other than the Company and such source is not known by such Person to be bound by a confidentiality agreement with the Company;

(q) Use its reasonable best efforts to cause the IDSs, Registrable Securities and Class B Common Stock covered by any Registration Statement to be registered with or approved by such other U.S. governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter(s), if any, to consummate the disposition of such IDSs, Registrable Securities and Class B Common Stock; and

(r) Use its reasonable best efforts to take all other steps necessary to effect the registration of such IDSs, Registrable Securities and Class B Common Stock contemplated hereby.

As a condition to its registration of Registrable Securities and/or Class B Common Stock of any prospective Selling Holder, the Company may require such Selling Holder of any Registrable Securities and/or Class B Common Stock as to which any registration is being effected to execute powers-of-attorney, custody arrangements and other customary agreements appropriate to facilitate the offering and to furnish to the Company and the underwriters (in the case of an underwritten offering) such information regarding such Selling Holder, its ownership of Registrable Securities and/or Class B Common Stock and the disposition of such Registrable Securities and/or Class B Common Stock as the Company or the underwriters (in the case of an underwritten offering) may from time to time reasonably request in writing and as shall be required by law in connection therewith. Each such Selling Holder agrees to furnish promptly to the Company and the underwriters (in the case of an underwritten offering) all information required to be disclosed in order to make the information previously furnished to the Company or the underwriters (in the case of any underwritten offering) by such Selling Holder not materially misleading.

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The Company agrees not to file or make any amendment to any Registration Statement with respect to any IDSs, any Registrable Securities or any Class B Common Stock, or any amendment of or supplement to any related prospectus, that refers to any ASLP Holder, Principal Holder, Holdings Unit Holder or Class B Holder, or otherwise identifies any ASLP Holder, Principal Holder, Holdings Unit Holder or Class B Holder as the holder of any Registrable Securities or Class B Common Stock without the consent of such holder, such consent not to be unreasonably withheld or delayed, unless such disclosure is required by law.

By acquisition of Registrable Securities and/or Class B Common Stock, each ASLP Holder, Principal Holder, Holdings Unit Holder, and Class B Holder that holds such Registrable Securities and/or Class B Common Stock shall be deemed to have agreed that upon receipt of any Suspension Notice from the Company, such holder will promptly discontinue such holder’s disposition of Registrable Securities and/or Class B Common Stock pursuant to the Registration Statement covering such Registrable Securities and/or Class B Common Stock until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.1(a) above. If so directed by the Company, each ASLP Holder, Principal Holder, Holdings Unit Holder and Class B Holder that holds Registrable Securities and/or Class B Common Stock will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, in such holder’s possession of the prospectus covering such Registrable Securities and/or Class B Common Stock at the time of receipt of such Suspension Notice. In the event that the Company shall give any such Suspension Notice, the Effectiveness Period shall be extended by the number of days during the period from and including the date of the giving of such Suspension Notice to and including the date when each seller of any Registrable Securities and/or Class B Common Stock covered by such Registration Statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 4.1(a) above.

Upon the effectiveness of the Shelf Registration Statement, each ASLP Holder shall notify the Company at least three Business Days prior to any intended distribution of Registrable Securities pursuant to the Shelf Registration Statement. Each ASLP Holder agrees to hold any communication by the Company in response to such a notice of sale in confidence.

4.2 Holder Information. Each ASLP Holder, Principal Holder, Holdings Unit Holder and Class B Holder shall furnish to the Company and the underwriters (in the case of an underwritten offering) in writing, prior to or on the tenth Business Day after receipt of a request therefor, such information as the Company or the underwriters (in the case of and underwritten offering) may reasonably request for use in connection with the

29	Exchange and Registration Rights Agreement

Registration Statement or the prospectus or preliminary prospectus included therein and in any application to be filed with or under state securities laws. In connection with all such requests for information, the Company shall notify such holders of the requirements set forth in the preceding sentence. No Selling Holder may include any of its Registrable Securities or Class B Common Stock in any Registration Statement unless such Selling Holder has furnished complied with this Section 4.2.

4.3 Underwriting Agreement. If requested by the underwriters for any underwritten offering pursuant to a registration requested under Section 1.3, 3.2 or 3.7, the Company shall enter into an underwriting agreement with the underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the underwriters and to the Company. Any such underwriting agreement shall contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in agreements of this type, including, without limitation, indemnities to the effect and to the extent provided in Section 4.6. Each ASLP Holder or Holdings Unit Holder who owns (or will own upon exercise of an exercisable Exchange Warrant) 1% or more of the Registrable Securities, and each Class B Holder who owns 1% or more of the Class B Common Stock, in each case being sold pursuant to such offering (other than for the account of the Company) shall be a party to such underwriting agreement and may, at such ASLP Holder’s, Holdings Unit Holder’s, or Class B Holder’s option, require that any or all of the representations and warranties by, and the agreements on the part of, the Company to and for the benefit of such underwriters be made to and for the benefit of such ASLP Holder, Holdings Unit Holder or Class B Holder and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement shall also be conditions precedent to the obligations of such ASLP Holder, Holdings Unit Holder, or Class B Holder. The ASLP Holders, Holdings Unit Holders or Class B Holders in their capacities as stockholders and/or controlling Persons (but not in their capacities as managers of the Company) shall not be required by any underwriting agreement to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such ASLP Holder, Holdings Unit Holder or Class B Holder, the ownership of such holder’s Registrable Securities and/or Class B Common Stock, and such holder’s intended method or methods of disposition and any other representation required by law or to furnish any indemnity to any Person which is broader than the indemnity furnished by such holder pursuant to Section 4.7.

4.4 Selection of Underwriters. If the Company at any time proposes to register any of its securities under the Securities Act for sale for its own account pursuant to an underwritten offering, the Company will have the right to select the managing underwriter (which shall be of nationally recognized standing) to administer the offering. If any of the Registrable Securities or Class B Common Stock covered by a Registration Statement are to be sold pursuant to an underwritten offering in which the Company is not registering any of its securities for sale for its account, the Selling Holders that hold

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or will hold at least a majority in value or principal amount of the Registrable Securities and Class B Common Stock to be included in such offering will have the right to select the managing underwriter (which shall be of nationally recognized standing and reasonably acceptable to the Company).

4.5 Holdback Agreements.

(a) If and whenever the Company proposes to register any of its equity securities under the Securities Act for its own account (other than on Form S-4 or S-8 or any successor form) or is required to use its reasonable best efforts to effect the registration under the Securities Act of any Registrable Securities pursuant to Section 3.2 or 3.7, or any Class B Common Stock pursuant to Section 1.3 or 3.7, each holder of Registrable Securities or Class B Common Stock, as the case may be, agrees by acquisition of such Registrable Securities or Class B Common Stock, as the case may be, not to effect any sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, or to request registration under Section 3.2 of any Registrable Securities or under Section 1.3 of any Class B Common Stock, as the case may be, within seven days prior to and 90 days (unless the managing underwriter for any underwritten offering may agree to a shorter period) after the effective date of the registration statement relating to such registration (the “Trigger Date”), except as part of such registration or unless, in the case of a sale or distribution not involving a public offering, the transferee agrees in writing to be subject to this Section 4.5, even if such Registrable Securities cease to be Registrable Securities upon such transfer; provided that, with respect to the Shelf Registration Statement, the Trigger Date shall be the pricing of any offering made under such Registration Statement.

(b) The Company agrees not to effect any public sale or distribution of its equity securities or securities convertible into or exchangeable or exercisable for any of such securities (including IDSs) within seven days prior to and 90 days (or such shorter period as the managing underwriter for any underwritten offering may agree) after the Trigger Date with respect to any registration statement filed pursuant to Section 1.3 or 3.2 (except (i) (including any consent or waiver granted thereunder) as part of such registration, (ii) as permitted by any related underwriting agreement, (iii) pursuant to an employee equity compensation plan, or (iv) pursuant to a registration on Form S-4 or S-8 or any successor form); provided that, with respect to the Shelf Registration Statement, the Trigger Date shall be the pricing of any offering made under such Registration Statement.

4.6 Indemnification by the Company.

(a) The Company agrees to indemnify to the fullest extent permitted by law, each ASLP Holder, each Principal Holder, each Holdings Unit Holder, each Class B Holder, each Person who controls any such holder (within the meaning of either the

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Securities Act or the Exchange Act), and their respective directors and officers against any and all losses, claims, damages, liabilities (or actions or proceedings in respect thereof) and expenses (including reasonable attorneys’ fees) which arise out of or are based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus (each as amended and/or supplemented, if the Company shall have furnished any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided that the Company shall not be required to indemnify such ASLP Holder, such Principal Holder, such Holdings Unit Holder, such Class B Holder, such controlling Persons or their respective officers or directors for any losses, claims, damages, liabilities (or actions or proceedings in respect thereof) or expenses that arise out of or are based upon (i) any such untrue statement or omission if such untrue statement or omission is made in reliance on and conformity with any information with respect to such holder, furnished in writing to the Company by such holder expressly for use therein; or, with respect to Selling Holders only, (ii) an untrue or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if (x) in the case of any offering other than an underwritten offering, having previously been furnished by or on behalf of the Company with copies of the final prospectus, such Selling Holder failed to send or deliver a copy of the final prospectus with or prior to the delivery of written confirmation of the sale of the Registrable Securities and/or Class B Common Stock by the Selling Holder to the Person asserting the claim from which such loss, claim, damage, liability (or actions or proceedings in respect thereof) or expense arises and (y) the final prospectus would have corrected in all material respects such untrue statement or alleged untrue statement or omission or alleged omission; (iii) an untrue statement or alleged untrue statement, omission or alleged omission made in the prospectus if (x) such untrue statement or alleged untrue statement, omission or alleged omission is corrected in all material respects in an amendment or supplement to the prospectus and (y) in the case of any offering other than an underwritten offering, having previously been furnished by or on behalf of the Company with copies of the prospectus as so amended or supplemented, such Selling Holder thereafter fails to deliver such prospectus as so amended or supplemented, prior to or concurrently with the sale of Registrable Securities and/or Class B Common Stock; and (iv) an untrue statement or alleged untrue statement, omission or alleged omission contained in a prospectus, a preliminary prospectus or any amendment or supplement thereto used by such Selling Holder during a Suspension Period after such time as the Company has advised such Selling Holder in writing that a Suspension Period is in effect.

(b) In connection with an underwritten offering, the Company agrees to indemnify each underwriter thereof, the officers and directors of such underwriter, and each Person who controls such underwriter (within the meaning of either the Securities Act or Exchange Act) to the same extent as provided above with respect to the

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indemnification of ASLP Holders, Principal Holders, Holdings Unit Holders, Class B Holders, controlling Persons, officers and directors; provided that such underwriter agrees to indemnify the Company to the same extent as provided below with respect to the indemnification of the Company by such holders.

4.7 Indemnification by Holders. In connection with any registration in which any ASLP Holder, Principal Holder, Holdings Unit Holder, or Class B Holder is participating, including without limitation as a Selling Holder or for whose benefit the offering is undertaken pursuant to Section 2.1, such holder will furnish to the Company in writing such information with respect to it and its Affiliates as the Company reasonably requests for use in connection with any such Registration Statement, prospectus, or preliminary prospectus. Such holder agrees to indemnify each of the Company, its respective directors and officers who sign the Registration Statement, each Person, if any, who controls (within the meaning of either the Securities Act or of the Exchange Act) the Company, each other ASLP Holder, Principal Holder, Holding Unit Holder and Class B Holder, and any prospective underwriters, as the case may be, and any of their respective Affiliates, general partners, officers, employees, agents and controlling Persons, to the same extent as the foregoing indemnity from the Company to such holder, with respect to (i) information relating to such holder furnished to the Company in writing by such holder expressly for use in the Registration Statement, the prospectus, any amendment or supplement thereto, or any preliminary prospectus and (ii) and, with respect to Selling Holders only, the use of any prospectus (or any amendment or supplement thereto or any preliminary prospectus) by such Selling Holder during a Suspension Period; provided, however, that the liability of such Selling Holder under this Section 4.7 shall be limited to the amount of net proceeds received by such Selling Holder in the offering giving rise to such liability.

4.8 Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 4.6 or Section 4.7, such Person (hereinafter called the “indemnified party”) shall promptly notify the Person against whom such indemnity may be sought (hereinafter called the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party shall have been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or

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potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the indemnified parties, such firm shall be designated in writing by all of the indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent (which consent will not be unreasonably withheld), but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the third sentence of this Section 4.8, the indemnifying party agrees that the indemnifying party shall be liable for any settlement of any proceeding effected without the indemnifying party’s written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not either have reimbursed the indemnified party in accordance with such request or reasonably objected in writing, on the basis of the standards set forth herein, to the propriety of such reimbursement prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes as an unconditional term thereof a release of such indemnified party, from all liability on claims that are the subject matter of such proceeding.

4.9 Contribution. If the indemnification provided for in this Agreement from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the loses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 4.8, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

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The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.9 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 4.9, no holder shall be required to contribute any amount in excess of the amount of the total net proceeds received by such holder from sales of Registrable Securities or Class B Common Stock in, or received by such holder from the redemption of Holdings Notes and Class A Holdings Units, ASLP Units, or Class B Common Stock, as the case may be, following, the offering that gave rise to such losses, claims, damages, liabilities or expenses. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

If indemnification is available under this Agreement, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 4.6 and 4.7 without regard to the relative fault of said indemnifying party, or indemnified party or any other equitable consideration provided for in this Section 4.9.

ARTICLE V

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following respective meanings:

Affiliate: a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

Agreement: this Exchange and Registration Rights Agreement, as it may be amended, restated or supplemented from time to time.

Amended Securityholders Agreement: Second Amended and Restated Securityholders Agreement, dated as of August 11, 2004, among ASLP and certain investors in ASLP, as amended, restated or supplemented from time to time.

ASLP: as defined in the introductory sentence of this Agreement.

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ASLP Holder: for so long as the Dissolution of ASLP has not been completed, a holder of an Exchange Warrant or any Registrable Securities.

ASLP Partnership Agreement: Limited Partnership agreement of ASLP, dated as of January 28, 2000, as amended, restated or supplemented from time to time.

ASLP Units: the partnership or other equity units of ASLP.

Beneficially Own: the meaning set forth in the Certificate of Incorporation.

Board: the board of directors of the Company.

Business Day: any day other than a Saturday or a Sunday or a day on which commercial banking institutions in the City of New York are authorized by law to be closed, provided that, in determining the Market Price of any securities listed or admitted to trading on any national securities exchange or in the over-the-counter market, “Business Day” shall mean any day when the principal exchange in which securities are then listed or admitted to trading is open for trading or, if such securities are traded in the over-the-counter market in the United States, such market is open for trading, and provided further that any reference to “days” (unless Business Days are specified) shall mean calendar days.

Buyer’s Notice: as defined in Section 1.3(c)(ii).

Certificate of Incorporation: the certificate of incorporation of the Company, as the same may be amended, restated or supplemented from time to time.

Class A Common Stock: as defined in Section 1.1.

Class A Holding Units: the Class A Equity Units, as defined in the Holdings Partnership Agreement.

Class B Common Stock: as defined in Recital C.

Class B Holder: as defined in Section 1.3(a), subject to the last sentence of Section 6.9.

Class B Holding Units: the Class B Equity Units, as defined in the Holdings Partnership Agreement.

Class B Registration Period: any of the following periods occurring after the second anniversary of the Offering: each (x) September 10 through September 15 and (y) March 10 through March 15; provided, in the case of either clause (x) or (y), that the number of shares of Class B Common Stock for which registration is requested under Section 1.3(a) during such period is no fewer than 500,000.

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Class C Common Stock: the Class C Common Stock of the Company, par value $0.01 per share.

Coastal: as defined in the Amended Securityholders Agreement.

Commission: the Securities and Exchange Commission.

Company: as defined in the introductory sentence of this Agreement.

Demand Notice: as defined in Section 1.3(a).

Demand Registration Statement: any Section 1.3(a) Demand Registration Statement or Section 3.2 Demand Registration Statement.

Dissolution of ASLP: shall mean the date on which the certificate of cancellation with respect to ASLP shall be filed in accordance with (a) Section 17-203 of the Delaware Revised Limited Partnership Act, as amended from time to time, and any successor thereto, and (b) the ASLP Partnership Agreement.

Effectiveness Period: as defined in Section 3.1(c).

Effectiveness Target Date: as defined in Section 3.1(b).

Election Notice: as defined in Section 1.3(e).

Eligible Stock: as defined in Section 1.3(e).

Exchange Act: the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder which shall be in effect at the time.

Exchange and Redemption Conditions: as defined in Section 1.4.

Exchange Warrants: as defined in Recital B.

Exercise Period: as defined in the Exchange Warrant.

Fair Value: as defined in Section 1.3(g)(i)(A).

Guarantors: at any time, those subsidiaries of the Company that are, at such time, guaranteeing the IDS Notes.

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Holdings: as defined in the introductory sentence of this Agreement.

Holdings Notes:              % Notes due 2019 issued by Holdings.

Holdings Partnership Agreement: Limited Partnership agreement of Holdings, dated as of the date hereof, as amended, restated or supplemented from time to time.

Holdings Units: the partnership units issued by Holdings (including, for the avoidance of doubt, the Class A Holdings Units and the Class B Holdings Units).

Holdings Unit Holders: the holders from time to time of any Holdings Units or Holdings Notes.

IDS Notes: as defined in Section 1.1.

IDS Note Number: as defined in Section 2.1(c).

IDSs: as defined in Recital A, subject to Section 6.1(a)(i).

IDS Share Number: as defined in Section 2.1(b).

indemnified party: as defined in Section 4.8.

indemnifying party: as defined in Section 4.8.

Indenture: shall mean the indenture, dated as of August 11, 2004, between the Company and Deutsche Bank National Trust Company, as trustee, relating to the IDS Notes.

Issuance Transaction: shall mean (a) any request made pursuant to Section 2.1 (or pursuant to Section 3.7 in respect of Section 2.1), (b) any exchange pursuant to the exercise of an Exchange Warrant, or (c) any issuance of IDSs or IDS Notes to the extent necessary to fund a redemption of Class B Common Stock pursuant to Section 1.3(e) or 1.3(f).

Market Price: as defined in the Exchange Warrant.

Material Disclosure Event: as defined in Section 4.1(d)(vii).

NASD: National Association of Securities Dealers, Inc.

NASDAQ: the Nasdaq National Market.

Offering: as defined in Recital A.

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Offering Notice: as defined in Section 1.3(c)(i).

Offeror: as defined in Section 1.3(c).

Offer Price: as defined in Section 1.3(c)(i).

Offered Securities: as defined in Section 1.3(c).

Old Securityholders Agreement: the Amended and Restated Securityholders Agreement, dated as of October 4, 2002, among ASLP and certain investors in ASLP.

Permitted Transferee: as defined in Section 6.3 except as otherwise specified.

Person: an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Primary Right of First Offer: as defined in Section 1.3(c)(ii).

Principal Holder: each of Bodal, the Centre Entities (which shall be treated as a single holder for purposes of this definition) and Coastal (each as defined in the Amended Securityholders Agreement).

Registrable Securities: any shares of Class A Common Stock, any IDS Notes, any IDSs into which they have been or may be combined, any guarantees of any IDS Notes issued or to be issued by the Guarantors beneficially owned (within the meaning of Rule 13d-3 of the Exchange Act) by the ASLP Holders, the Holdings Unit Holders, the Principal Holders and the Permitted Transferees at any time, including without limitation, any of the foregoing issued upon the exercise of an Exchange Warrant or upon the exercise of an exchange under Section 1.3(h) hereof, and any such securities to be issued by the Company in connection with any redemptions pursuant to Section 1.3(e)(i), 1.3(f), 2.1, 2.4 or 3.7. As to any particular IDSs, shares of Class A Common Stock, or IDS Notes (and the related guarantees) Beneficially Owned by an ASLP Holder or a Permitted Transferee, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) a registration statement on Form S-8 with respect to the sale of such securities shall have become effective under the Securities Act, (iii) they shall have been sold to the public pursuant to Rule 144 under the Securities Act, (iv) they shall have been otherwise transferred other than to a Permitted Transferee and subsequent disposition of them shall not require registration or qualification of them under the Securities Act or any similar state law then in force or (v)

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they shall have ceased to be outstanding. Any and all other securities which may be issued in respect of, in exchange for, or in substitution for any Registrable Securities, whether by reason of any stock split, stock dividend, reverse stock split, recapitalization, combination or otherwise, shall also be “Registrable Securities” hereunder.

Registration Expenses: all expenses incident to the Company’s performance of or compliance with any registration pursuant to this Agreement, including, without limitation, (i) registration, filing and NASD fees, (ii) fees and expenses of complying with securities or blue sky laws, (iii) fees and expenses associated with listing securities on an exchange or NASDAQ, (iv) word processing, duplicating and printing expenses, (v) messenger and delivery expenses, (vi) transfer agents’, trustees’, depositories’, registrars’ and fiscal agents’ fees, (vii) fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits or “comfort” letters, (viii) premiums and other costs of policies of insurance against liabilities arising out of the public offering of the Registrable Securities and/or Class B Common Stock being registered (if the Company elects to obtain any such insurance), (ix) reasonable fees and disbursements of any one counsel retained by the sellers of Registrable Securities and/or Class B Common Stock (provided, that with respect to any given registration hereunder, the Selling Holders that hold or will hold at least a majority in value or principal amount of the Registrable Securities and/or Class B Common Stock to be included in such registration will have the right to select such counsel), (x) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities and (xi) reasonable costs and expenses incurred for presentations to or meetings with prospective investors in connection with the offer or sale of Registrable Securities and/or Class B Common Stock in a public offering thereof. Notwithstanding the foregoing, Registration Expenses shall not include (A) except as otherwise specifically provided in this Agreement, fees and disbursements of counsel to one or more Selling Holders, and (B) transfer taxes, and underwriting discounts or commissions and brokerage fees for the sale of Registrable Securities and/or Class B Common Stock.

Registration Statement: the Shelf Registration Statement, any Demand Registration Statement and any registration statement filed with the Commission pursuant to Section 2.1.

Secondary Right of First Offer: as defined in Section 1.3(c)(iii).

Section 1.3(a) Demand Registration Statement: as defined in Section 1.3(a)(iii).

Section 3.2 Demand Registration Statement: as defined in Section 3.2.

Securities Act: the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder which shall be in effect at the time.

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Selling Holders: ASLP Holders, Principal Holders, Holdings Unit Holders, and/or Class B Holders as the case may be, selling Registrable Securities and/or Class B Common Stock pursuant to a Registration Statement.

Series A, B or C Preferred: as defined in the Certificate of Incorporation.

Shelf Registration Statement: as defined in Section 3.1(a).

Significant Transaction: any transaction to which the Company is a party (including a merger, consolidation, sale of all or substantially all of the Company’s assets or recapitalization of the Class A Common Stock) in which the previously outstanding IDSs, Class A Common Stock, Class B Common Stock, Class C Common Stock or IDS Notes shall be changed into or exchanged for different securities of the Company or changed into or exchanged for common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing; provided, for the avoidance of doubt, that “Significant Transaction” shall not include any automatic exchange of IDS Notes in connection with issuances of IDSs or IDS Notes subsequent to the Offering.

Suspension Notice: as defined in Section 4.1(a).

Suspension Period: as defined in Section 4.1(a).

Tag-Along Offeree: as defined in Section 1.3(d)(i).

Tag-Along Participation Notice: as defined in Section 1.3(d)(iii).

Tag-Along Seller: as defined in Section 1.3(d)(iv).

Trigger Date: as defined in Section 4.5(a).

Valuation Firm: as defined in Section 1.3(g)(i)(B).

ARTICLE VI

MISCELLANEOUS.

6.1 Construction.

(a) For the avoidance of doubt, and unless the context or circumstance otherwise requires, references herein to:

(i) the registration, issuance, sale or resale of IDSs shall also be deemed to refer to the registration, issuance, sale or resale of the Class A Common Stock and IDS Notes combinable into such IDSs (whether or not so combined), or if

41	Exchange and Registration Rights Agreement

automatic separation of the IDSs has occurred, to the Class A Common Stock and IDS Notes that would otherwise have been combinable into IDSs (or, if no IDS Notes are then outstanding, to the Class A Common Stock registered, issued, sold or resold in lieu of IDSs in accordance herewith); and

(ii) the registration of IDS Notes shall also be deemed to refer to the registration of the guarantees of such IDS Notes issued or to be issued by the Guarantors.

(b) Whenever the Company is required hereunder to give notice to holders of Registrable Securities or Class B Common Stock, ASLP will cooperate and use reasonable best efforts to help the Company effect such notice.

6.2 Rule 144, etc. If the Company shall have filed a registration statement pursuant to the requirements of Section 12 of the Exchange Act or a registration statement pursuant to the requirements of the Securities Act relating to any class of equity securities, the Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder, and shall take such further action as any ASLP Holder, Principal Holder, or Holdings Unit Holder may reasonably request, all to the extent required from time to time to enable such holder to sell Registrable Securities or Class B Common Stock without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (b) any successor rule or regulation hereafter adopted by the Commission. Upon the request of any ASLP Holder, Principal Holder, Holdings Unit Holder or Class B Holder, the Company shall deliver to such holder a written statement as to whether it has complied with such requirements.

6.3 Successors, Assigns, Third-Party Beneficiaries and Transferees. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective permitted successors and assigns under this Section 6.3. No party listed in Annex I that has not delivered an executed signature page to this Agreement shall be entitled to any of the benefits provided in this Agreement. The provisions of this Agreement that are for the benefit of a Principal Holder, ASLP Holder, Holdings Unit Holder or Class B Holder shall be for the benefit of and enforceable by such Principal Holder, ASLP Holder, Holdings Unit Holder or Class B Holder, as the case may be, or by any transferee of ASLP Units, Class A Holdings Units, Holdings Notes or Class B Common Stock, provided that such transferee acquires such ASLP Units, Class A Holdings Units, Holdings Notes, or Class B Common Stock, as the case may be, in accordance with all of the terms of the Amended Securityholders Agreement and pursuant to an express assignment from the transferor, and further provided that such transferee executes a joinder agreement agreeing to be bound by all of the transferor’s obligations hereunder, including, without limitation, Article III hereof, copies of which

42	Exchange and Registration Rights Agreement

shall have been delivered to the Company (each such transferee, a “Permitted Transferee”). Any such transfer (other than to the Company or pursuant to a registration statement) shall be null and void if the transferee does not comply with the immediately preceding proviso.

6.4 Entire Agreement. This Agreement, the Amended Securityholders Agreement, and the Holdings Partnership Agreement and any agreements entered into in connection with any of the foregoing (including, without limitation, the Exchange Warrants) constitute the entire agreement and the understanding of the parties hereto with the matters referred to herein. This Agreement and the agreements referred to in the preceding sentence supersede all prior agreements and understandings between the parties with respect to such matters.

6.5 Amendment and Modification. This Agreement may be amended, modified or supplemented by written agreement of all of the Principal Holders; provided that this Agreement shall not be amended, modified or supplemented in any manner which diminishes the rights or increases the obligations of any party hereto without the prior written consent of such Person.

6.6 Certain Operating Restrictions, etc.

(a) The Company hereby agrees that, without the prior written consent of ASLP, it will (i) refrain from engaging in any activities other than those incidental to issuing IDSs, Class A Common Stock, Class B Common Stock, Class C Common Stock and IDS Notes (including performing obligations under the indenture governing the IDS Notes), owning Holdings Notes and Holdings Units (or any successor securities), and other activities contemplated hereby; (ii) conduct all operational activities related to the Business (as defined in the Amended Securityholders Agreement) through Holdings and (iii) except under the terms of any employee benefit plan or pursuant to the terms of this Agreement, refrain from issuing any Class A Common Stock, Class B Common Stock, Class C Common Stock, IDS Notes or IDSs other than for cash. In the event at any time the Company shall issue shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, IDS Notes or IDSs, as the case may be, for cash, the Company shall, use the proceeds of any such issuance, net of reasonable expenses, to purchase Holdings Units and/or Holdings Notes as applicable (subject, the case of cash proceeds used to redeem Class B Common Stock, to Section 3.2(c) of the Holdings Partnership Agreement).

(b) Without the prior written consent of the Company, ASLP will not incur any material liabilities after the date hereof.

(c) ASLP acknowledges and agrees that the Company has been designated a third party beneficiary of the Amended Securityholders Agreement and has all rights to enforce the provisions thereof against the parties thereto, including, without limitation, the provisions of section 7.2 thereof, and that the provisions of such section 7.2 may not be amended without the prior written consent of the Company.

43	Exchange and Registration Rights Agreement

6.7 Governing Law. This Agreement and the rights and obligations of the parties hereunder and the Persons subject hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without giving effect to the choice of law principles thereof.

6.8 Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

6.9 Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax, as follows:

(i)	If to the Company, to it at:

American Seafoods Corporation

Market Place Tower

2025 First Avenue

Suite 1200

Seattle, Washington 98121

Fax: 206-374-1516

Attention: Chief Financial Officer

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attn: Andrew L. Bab

Telecopy: 212-909-6836

(ii) If to ASLP, to an ASLP Holder, to a Holdings Units Holder, or to a Class B Holder, to such Person (and where indicated to such Person’s counsel) as provided in the Amended Securityholders Agreement;

or to such other Person or address as any party shall specify by notice in writing to the Company. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the

44	Exchange and Registration Rights Agreement

day after such delivery, (x) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed. Holders of options for Class B Common Stock shall be deemed to be Class B Holders for purposes of (1) any notice to be provided to Class B Holders hereunder, and (2) Section 6.3 in respect of clause (1) of this sentence.

6.10 Headings; Execution in Counterparts. The headings and captions contained herein are for convenience and shall not control or affect the meaning or construction of any provision hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

6.11 Injunctive Relief. Each of the parties recognizes and agrees that money damages may be insufficient and, therefore, in the event of a breach of any provision of this Agreement the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which such party may have.

6.12 Term. This Agreement shall be effective as of the date hereof and shall continue in effect thereafter until its termination by the consent of the parties hereto or their respective successors in interest.

6.13 Further Assurances. Subject to the specific terms of this Agreement, each of the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

45	Exchange and Registration Rights Agreement

IN WITNESS WHEREOF this Agreement has been signed by each of the parties hereto, and shall be effective as of the date first above written.

AMERICAN SEAFOODS CORPORATION

By:
Name:
Title:

AMERICAN SEAFOODS, L.P.

By:	ASC MANAGEMENT, INC.,
its General Partner

By:
Name:
Title:

AMERICAN SEAFOODS HOLDINGS, L.P.

By:	AMERICAN SEAFOODS
CORPORATION,
its general partner

By:
Name:
Title:

Exchange and Registration Rights Agreement

Annex I

Exchange and Registration Rights Agreement